Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

May 2015 Performance Update

Equinox Frontier Funds Supplement Dated May 31, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	May 31, 2015 MTD	May 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	2.16%	11.11%	$125.66
Equinox Frontier Long/Short Commodity Fund-1a	-1.84%	7.76%	$108.96
Equinox Frontier Masters Fund-1	-0.86%	2.40%	$119.40

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of May 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(185,788.78)
Unrealized trading gain (loss)	616,923.65
Less: Commissions	(18,661.99)
Less: Trading Fee paid to Managing Owner	(31,586.79)
Interest income	14,315.21

Total Income	395,201.30
EXPENSES
Broker service fees	26,652.71
Incentive fees	635.84
Management fees	22,317.74

Total Expenses	49,606.29

Net Income (Loss)	$345,595.01

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	140,028.07531	$17,223,044.62	$123.00
Current month additions	1,046.44846	128,771.25
Current month redemptions	(4,724.07385)	(563,759.36)
Net income (loss) for current month		345,595.01	2.66

Net asset value, end of current month	136,350.44992	$17,133,651.52	$125.66

Monthly rate of return			2.16%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(126,485.30)
Unrealized trading gain (loss)	44,148.40
Less: Commissions	(6,296.93)
Less: Trading Fee paid to Managing Owner	(10,636.90)
Interest income	4,481.12

Total Income	(94,789.61)
EXPENSES
Broker service fees	8,975.72
Incentive fees	(8,697.92)
Management fees	10,251.63

Total Expenses	10,529.43

Net Income (Loss)	$(105,319.04)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	51,706.46995	$5,739,923.27	$111.01
Current month additions	163.85357	18,000.00
Current month redemptions	(868.08815)	(95,168.74)
Net income (loss) for current month		(105,319.04)	(2.05)

Net asset value, end of current month	51,002.23537	$5,557,435.49	$108.96

Monthly rate of return			-1.84%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(420,530.19)
Unrealized trading gain (loss)	355,063.96
Less: Commissions	(10,537.36)
Less: Trading Fee paid to Managing Owner	(21,059.70)
Interest income	9,916.90

Total Income	(87,146.39)
EXPENSES
Broker service fees	17,769.60
Incentive fees	(2,739.54)
Management fees	26,398.02

Total Expenses	41,428.08

Net Income (Loss)	$(128,574.47)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	99,132.35859	$11,939,116.80	$120.44
Current month additions	378.96411	45,109.53
Current month redemptions	(9,239.05086)	(1,077,072.23)
Net income (loss) for current month		(128,574.47)	(1.04)

Net asset value, end of current month	90,272.27184	$10,778,579.63	$119.40

Monthly rate of return			-0.86%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(632,690.30)
Unrealized trading gain (loss)	2,186,738.93
Less: Commissions	(64,773.47)
Less: Trading Fee paid to Managing Owner	(109,561.81)
Interest income	49,631.53

Total Income	1,429,344.88
EXPENSES
Trading fees	0.00
Broker service fees	33,315.36
Incentive fees	2,218.09
Management fees	77,403.43

Total Expenses	112,936.88

Net Income (Loss)	$1,316,408.00

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	451,492.95250	$59,031,336.31	$130.75
Current month additions	5,014.03919	629,782.29
Current month redemptions	(8,759.11867)	(1,073,285.49)
Net income (loss) for current month		1,316,407.99	3.04

Net asset value, end of current month	447,747.87302	$59,904,241.10	$133.79

Monthly rate of return			2.33%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(379,177.94)
Unrealized trading gain (loss)	134,713.57
Less: Commissions	(18,932.19)
Less: Trading Fee paid to Managing Owner	(20,545.20)
Interest income	13,465.83

Total Income	(270,475.93)
EXPENSES
Trading fees	0.00
Broker service fees	9,316.88
Incentive fees	(25,972.17)
Management fees	41,628.40

Total Expenses	24,973.11

Net Income (Loss)	$(295,449.04)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	130,537.67621	$17,193,215.06	$131.71
Current month additions	428.04670	50,111.21
Current month redemptions	(2,406.49865)	(293,647.20)
Net income (loss) for current month		(295,449.04)	(2.16)

Net asset value, end of current month	128,559.22426	$16,654,230.03	$129.55

Monthly rate of return			-1.64%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(894,326.57)
Unrealized trading gain (loss)	813,843.27
Less: Commissions	(23,510.81)
Less: Trading Fee paid to Managing Owner	(46,806.83)
Interest income	22,008.84

Total Income	(128,792.10)
EXPENSES
Trading fees	0.00
Broker service fees	19,506.43
Incentive fees	(6,489.48)
Management fees	58,669.66

Total Expenses	71,686.61

Net Income (Loss)	$(200,478.71)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	202,685.22772	$25,407,291.30	$125.35
Current month additions	9,189.11892	1,101,933.64
Current month redemptions	(10,773.57877)	(1,269,508.31)
Net income (loss) for current month		(200,478.71)	(0.84)

Net asset value, end of current month	201,100.76787	$25,039,237.92	$124.51

Monthly rate of return			-0.67%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND